Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Nobility Homes, Inc.

Ocala, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-102919 and No. 333-193608) of Nobility Homes, Inc., of our report dated January 31, 2019, relating to the consolidated financial statements of Nobility Homes, Inc. at and for the year ended November 3, 2018, which appear in this Form 10-K.

/s/ Daszkal Bolton

Jupiter, Florida

January 31, 2019